                                   EXHIBIT 12

                                 MICROTUNE, INC.
                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                                 (IN THOUSANDS)

                                        --------------------------------------------------------------------------------------------
                                          Six Months
                                          Ended June
                                           30, 2002          2001            2000           1999            1998           1997
                                        --------------- --------------- -------------- -------------- --------------- --------------
Loss before provision for income taxes      $ (26,392)      $ (64,373)     $ (29,760)     $  (8,508)      $  (3,487)     $  (2,406)
   Add: Estimate of interest within
          rental expense (1)                       648             755            696             38              21             23
                                            ----------      ----------     ----------     ----------      ----------     ----------
              Total loss                    $ (25,744)      $ (63,618)     $ (29,064)     $  (8,470)      $  (3,466)     $  (2,383)
                                            ----------      ----------     ----------     ----------      ----------     ----------

      FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS
  Fixed charges-estimate of interest
      within rental expense (1)             $      648      $      755     $      696     $       38      $       21     $       23
      Preferred stock dividends                     --           --                --             --             811          4,183
                                            ----------      ----------     ----------     ----------      ----------     ----------
  Total fixed charges and preferred
           stock dividends                  $      648      $      755     $      696     $       38      $      832     $    4,206
                                            ----------      ----------     ----------     ----------      ----------     ----------
Deficiency of total earnings to fixed
               charges                      $ (26,392)      $ (64,373)     $ (29,760)     $  (8,508)      $  (3,487)     $  (2,406)
                                            ----------      ----------     ----------     ----------      ----------     ----------
Deficiency of total earnings to fixed
charges and preferred stock dividends       $ (26,392)      $ (64,373)     $ (29,760)     $  (8,508)      $  (4,298)     $  (6,589)
                                            ----------      ----------     ----------     ----------      ----------     ----------

(1) Fixed charges include the estimated interest component of rent expense included in the loss before provision for income taxes.

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